EXHIBIT 99

ATK SIGNS DEFINITIVE AGREEMENT TO ACQUIRE AMMUNITION
BUSINESS OF BLOUNT INTERNATIONAL, INC.

FY02 AND FY03 SALES AND EPS GUIDANCE INCREASED

          Minneapolis, Nov. 13, 2001—ATK (Alliant Techsystems, NYSE: ATK) said it has signed a definitive agreement to acquire the ammunition and related products business of Blount International, Inc., Montgomery, Ala. in exchange for approximately $250 million of ATK stock.

          Blount International, Inc. is 85% owned by affiliates of Lehman Brothers. The company’s ammunition business manufactures small-caliber ammunition and other products, and is one of the country’s leading suppliers of law enforcement ammunition. The transaction, which is subject to regulatory approvals, is expected to close during ATK’s third quarter, however, there can be no assurance that the transaction will be completed within that time frame, or at all.

          The acquired business is expected to generate approximately $50 to $65 million in additional sales in the current fiscal year, which increases our expectations for total sales in the current fiscal year to between $1.695 and $1.730 billion. In fiscal 2003, the acquired business is expected to generate sales of approximately $250 to $275 million, which increases our expectations for total sales in fiscal 2003 to $2 billion. We now expect earnings from continuing operations for the current fiscal year to be at the high end of our previous estimate of $3.60 to $3.63 per share, excluding extraordinary charges due to the write off of deferred financing costs. For fiscal 2003, our expectation for earnings from continuing operations is now raised to between $4.17 and $4.21 per share, excluding extraordinary charges due to the write off of deferred financing costs.

          ATK is a $1.7 billion aerospace and defense company with leading positions in propulsion, composite structures, munitions, and precision capabilities. The company, which is headquartered in Edina, Minn., employs approximately 9,400 people and has two business groups: Aerospace and Defense. ATK news and information can be found on the Internet at www.atk.com.

          Investor Conference Call:    ATK will webcast its investor conference call on the Blount ammunition business acquisition at 1:00 p.m. Eastern Standard Time today. The live audio webcast will be available on the investor relations page of ATK’s web site at www.atk.com. Information about downloading free RealPlayer software, which is required to access the webcast, is available on the website. The live call also can be accessed by calling 719-457-2657. For those who cannot participate in the live webcast, a telephone recording of the conference call will be available shortly after its completion. The telephone number is 719-457-0820, and the confirmation code is 693011. The recording will be available for one week.

          The statements included in this news release relating to the anticipated acquisition and expected results of operations are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties that could cause actual events to differ materially from those anticipated, including regulatory approval issues, the effects of government budgets and requirements, the contracting practices of our current and prospective customers, the timing of contract awards, general economic and market conditions, and the outcome of contingencies, including litigation and environmental remediation, in addition to other factors identified in ATK’s filings with the Securities and Exchange Commission.